                                                                    EXHIBIT (11)

                            SONOCO PRODUCTS COMPANY
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (Dollars in thousands, except per share)


                                                            Three Months Ended          Six Months Ended
                                                       ---------------------------  -------------------------
                                                          July 2,         July 3,      July 2,       July 3,
                                                           1995          1994 (A)       1995        1994 (A)
                                                       ------------    -----------  ------------  -----------
Primary earnings
----------------

Net income available to common shareholders            $     42,172    $    30,895  $     77,768  $    57,054
                                                       ============    ===========  ============  ===========

Weighted average number of common shares
   outstanding                                           91,162,867     91,412,412    91,162,867   91,412,412

Assuming exercise of options reduced by the number
   of shares which could have been purchased (at
   average price) with proceeds from exercise
   of such options                                        1,829,883        623,474     1,690,865      979,153
                                                       ------------    -----------  ------------  -----------

Weighted average number of common shares
   outstanding as adjusted                               92,992,750     92,035,886    92,853,732   92,391,565
                                                       ============    ===========  ============  ===========

Primary earnings per common share                      $       0.46    $      0.34  $       0.84  $      0.62
                                                       ============    ===========  ============  ===========


Assuming full dilution
----------------------

Net income available to common shareholders            $     42,172    $    30,895  $     77,768  $    57,054

Elimination of preferred dividends                            1,941          1,941         3,882        3,882
                                                       ------------    -----------  ------------  -----------

Fully diluted net income                               $     44,113    $    32,836  $     81,650  $    60,936
                                                       ============    ===========  ============  ===========

Weighted average number of common shares
  outstanding                                            91,162,867     91,412,412    91,162,867   91,412,412

Assuming exercise of options reduced by the number
  of shares which could have been purchased (at the
  higher of the end-of-period price or the average)
  with proceeds from exercise of such options             1,892,901        679,953     1,892,901      979,153

Assuming conversion of preferred stock                    7,155,300      7,155,300     7,155,300    7,155,300
                                                       ------------    -----------  ------------  -----------

Weighted average number of common shares
  outstanding as adjusted                               100,211,068     99,247,665   100,211,068   99,546,865
                                                       ============    ===========  ============  ===========

Earnings per common share assuming full dilution       $       0.44    $      0.33  $       0.81  $      0.61
                                                       ============    ===========  ============  ===========



(A) 1994 computations have been restated to reflect the 5% common stock dividend on June 9, 1995.